UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2007

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SURETY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-12818	72-2065607
______________________	____________________________	____________________________
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 1778, Fort Worth, Texas	76101
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code): (817) 850-9800

None
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

By letter dated May 29, 2007 (the “Termination Letter”), PAX Holdings, Inc. (“PAX”) provided notice of termination of the Stock Purchase Agreement (the “Stock Purchase Agreement”) dated October 11, 2006 between Surety Capital Corporation (the “Company”) and PAX. The Stock Purchase Agreement provided for the sale of one hundred percent (100%) of the issued and outstanding shares of our wholly-owned subsidiary, Surety Bank, a Texas banking association (the “Bank”). The Company and its affiliates have no material relationship with PAX other than as set forth in the Stock Purchase Agreement.

Material Terms of the Terminated Stock Purchase Agreement

The Stock Purchase Agreement provided that the sale of the Bank was to be consummated on a date (the “Closing Date”) not later than 15 days after the later of (1) the date PAX received the last of all regulatory approvals necessary for the consummation of the transaction and the expiration of any mandatory waiting periods, and (2) the date upon which the Company received all necessary shareholder approval for the transaction, and in any event, not later than March 31, 2007.

The purchase price (“Purchase Price”) was to be equal to the sum of the Bank’s Shareholder Equity (the amount of tangible equity capital of the Bank) as determined on the business day preceding the Closing Date, subject to adjustment based on the book value of certain mineral rights to be transferred by PAX to the Company on the Closing Date.

The Purchase Price was to be paid in cash in four increments as follows: (1) $3,000,000 on the Closing Date; (2) $3,000,000 sixty (60) days following the date debenture holders are paid off; (3) $3,000,000 sixty (60) days following the previous payment; and (4) the remaining balance (the “Holdback”) was to be paid upon the date of settlement of any claims by the Company against the Bank and its officers and directors existing on the Closing Date either by full release or final, non-appealable judgment.

The Holdback was to be subject to reduction by the amount of any of the following: (1) losses incurred by PAX or the Bank after the Closing Date as a result of any breach of any representation or warranty by the Company; (2) any undisclosed liabilities of the Company or the Bank existing as of the Closing Date; (3) any claims arising out of the operation of the Bank prior to the Closing Date; or (4) any claims by any person who was an officer or director of the Bank against the Company or the Bank arising prior to the Closing Date.

The Stock Purchase Agreement contained customary representations, warranties, and covenants made by the Company and PAX for a transaction of this type. The transaction was conditioned upon approval of a majority of the shareholders of the Company, as well as all necessary approval from government agencies and authorities (including the Federal Reserve, the FDIC, and the Texas Department of Banking) and other customary closing conditions.

The Stock Purchase Agreement also provided for a termination fee of $250,000 (the “Company Termination Fee”) to be paid by the Company to PAX in the event that the Company was unable to secure necessary shareholder approval for the consummation of the sale transaction. The Stock Purchase Agreement further provided that the termination fee was to be secured by 2.5% of the shares of the Bank common stock held by the Company.

The foregoing is a summary of the material terms and conditions of the Stock Purchase Agreement and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached to the Company’s Form 8-K filed with the United States Securities and Exchange Commission on October 13, 2006, as Exhibit 2.1.

Termination Penalties

PAX’s Termination Letter asserts that termination was proper under Section 11.01(F) of the Stock Purchase Agreement, which permits PAX to terminate if the Company is unable to secure approval of its shareholders. Citing the Company Termination Fee provisions, the Termination Letter also sets forth a demand for payment of the Company Termination Fee in the amount of $250,000 or, alternatively, that the Company post 2.5% of the shares of the Bank common stock within 30 days of receipt, unless otherwise agreed by the parties. The Company disputes PAX’s claim that termination of the Stock Purchase Agreement was proper under Section 11.01(F) as well as its demand for the Company Termination Fee.

The Company has further determined, and has asserted to PAX in writing, that PAX was unable to complete its obligations under the Stock Purchase Agreement on the Closing Date, and therefore PAX itself was in breach prior to sending the Termination Letter. Accordingly, the Company believes it is entitled to damages from PAX as a result of the breach.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURETY CAPITAL CORPORATION
(Registrant)

Dated: July 9, 2007	By: /s/Richard_____________________
Richard N. Abrams
Chairman